Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Plan Administrator Air Products and Chemicals, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-204388) on Form S-8 of Air Products and Chemicals, Inc. of our report dated 26 March 2019, with respect to the statement of net assets available for benefits of the Air Products and Chemicals, Inc. Retirement Savings Plan as of 30 September 2018 and the related notes (collectively, the financial statements), which report appears in the 31 December 2018 report on Form 11-KT of the Air Products and Chemicals, Inc. Retirement Savings Plan.

/s/KPMG LLP

Philadelphia, Pennsylvania
28 June 2019